EXHIBIT 10.3

STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into effective as of the     day of         20     (the “Date of Grant”)

BETWEEN: GOLDEN STAR RESOURCES LTD., a corporation created by amalgamation under the laws of Canada and having its head office at 10901 W. Toller Drive, Suite 300, Littleton, CO 80127 (hereinafter called the “Company”)

OF THE FIRST PART

AND:                             , the undersigned employee of Golden Star Resources Ltd. or any of its subsidiaries (hereinafter called the “Employee”)

OF THE SECOND PART

WHEREAS:

A.	Pursuant to the Third Amended and Restated 1997 Stock Option Plan as amended (the “Plan”), the Board of Directors of the Company (the “Board”) is authorized to grant to key employees of the Company or any of its subsidiaries, [Incentive Stock Options][Nonqualified Stock Options] to purchase common shares, without par value, of the Company (the “Common Shares”); and

B.	The Board has authorized the grant to the Employee of an option (the “Option”) to purchase that number of Common Shares as is set out below (the “Optioned Shares”).

NOW THEREFORE in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.	Definitions

For purposes of this Agreement, all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

2.	Grant

The Company hereby grants to the Employee the Option to purchase the Optioned Shares, upon the terms and conditions set forth herein and in the Plan.

3.	Exercise Price

The exercise price for Optioned Shares shall be as set out below (“Exercise Price”).

4.	Option Term

The Option granted hereby shall expire as set out below (the “Option Expiry Date”) unless sooner terminated or modified under the provisions of this Agreement or the Plan.

5.	Exercise

The Option shall vest in accordance with the following schedule:

(a)	as to one quarter immediately;

(b)	as to one quarter on the first anniversary of the grant;

(c)	as to one quarter as of the second anniversary of the grant; and

(d)	as to one quarter as of the third anniversary of the grant.

Except as provided in Section 7 hereof, the Option may only be exercised while the Employee is an employee or director of, or consultant to, the Company or any of its subsidiaries and has continuously served in such capacities since the Date of Grant.

The exercise of the Option or any part thereof will be contingent upon receipt by the Company of written notice of Employee’s exercise of the Option and payment for the full purchase price of the Optioned Shares being purchased in cash by way of certified cheque or bank draft.

6.	Option Not Transferable

The Option is not transferable or assignable except as specifically provided in Section 9 of the Plan.

7.	Termination of Employment

If the Employee ceases to be employed by, or provide services to, the Company or any of its subsidiaries for any reason (other than death), the Employee may only exercise the Option, to the extent it has vested and not been exercised before such termination, until the earlier of:

(a) the date which is thirty (30) days after the Employee ceased to be employed by, or provide services to, the Company or any of its subsidiaries; and

(b) the Option Expiry Date;

[For Nonqualified Stock Options add: “provided, however, that if the Employee was a director of the Company or any of its subsidiaries at the time of such termination of employment, or provision of services, the Option will continue to be exercisable until the earlier of:

(i) the date that is twelve (12) months after the Employee ceases to be a director for any reason (other than death); and

(ii) the Option Expiry Date.]

8.	Death of Employee

In the event of the death of the Employee while employed by, or providing services to, the Company or its subsidiaries or in the post-termination period described in Section 7 above, the Option shall be exercisable, to the extent that the Option has vested and not been exercised prior to Employee’s death, until the earlier of:

(a) One (1) year after the death of the Employee; and

(b) the Option Expiry Date.

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Provided however, that the Option is only exercisable in such event by the person(s) to whom the Employee’ rights under the Option shall pass by the Employee’s will or by the laws of descent and distribution.

9.	Representation of Employee

The Employee hereby confirms and represents that he is an employee of the Company or any of its subsidiaries.

11.	[Non-Qualified Stock Option

The Employee acknowledges that the Option is not intended to qualify under Section 422 of the United States Internal Revenue Code of 1986.]

[Incentive Stock Option Tax Matters

(a) This Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. The Independent Committee may take all appropriate action to achieve this result.

(b) To the extent the aggregate fair market value (determined at the time of grant in accordance with Section 4.1(f) of the Plan) of Common Shares with respect to which the Option plus all other incentive stock options Employee holds that are exercisable for the first time by Employee during any calendar year exceeds one hundred thousand dollars ($100,000), Employees option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.]

12.	Subject to the Plan

The terms of this Option are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been received by the Employee, and which is available for inspection at the head office of the Company.

13.	Professional Advice

The acceptance and exercise of the Option and the sale of Common Shares issued pursuant to exercise the Option may have consequences under federal, provincial and state tax and securities laws which may vary depending on the individual circumstances of the Employee. Accordingly, the Employee acknowledges that he has been advised to consult his personal legal and tax advisor in connection with this Agreement and his dealings with respect to the Option or the Company’s Common Shares.

14.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario.

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15.	Entire Agreement

This Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contains the entire agreement between the parties with respect to the Option.

IN WITNESS WHEREOF the parties have executed these presents as of the day and the year first above written.

*	Number of Optioned Shares:
*	Exercise Price:
*	Option Expiry Date:

GOLDEN STAR RESOURCES LTD.

By:

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